EXHIBIT 1

                             WATKINS-JOHNSON COMPANY
                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT



         THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Amendment") is made as of December 10, 1998 between WATKINS-JOHNSON COMPANY, a California corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company (the "Rights Agent").


                               B A C K G R O U N D

         The Company and the Rights Agent entered into a Rights Agreement as of September 30, 1996 (the "Rights Agreement"). They now wish to amend the Rights Agreement as set forth below. This Amendment has been approved by the Board and each of its members. All terms not defined in this Amendment that begin with initial capital letters have the meanings assigned to them in the Rights Agreement.

ACCORDINGLY, THE COMPANY AND THE RIGHTS AGENT HEREBY AGREE AS FOLLOWS:

         1. Each and every "15%" that appears in Sections 1(a) and 1(j) of the Rights Agreement is hereby replaced with "10%". However if, when the Board approved this Amendment, any Person had already become the Beneficial Owner of 10% or more (but not 15% or more) of the outstanding shares of Common Stock, then that Person shall not be treated as an Acquiring Person so long as that Person does not become the Beneficial Owner of at least that percentage of the outstanding Common Stock that equals the sum of the percentage of such stock that Person Beneficially Owned at the close of business on the day the Board adopted this Amendment plus one percent of the outstanding Common Stock.

         2. A new sentence is hereby added to the end of Section 1(a) of the Rights Agreement that reads as follows: "Notwithstanding the foregoing, if, within five Business Days after a Person would otherwise have become an Acquiring Person but for this sentence, that Person notifies the Board that such Person did so inadvertently and, within two Business Days after such notification, that Person is the Beneficial Owner of less than 10% of the outstanding Common Stock, that Person shall not be deemed to have become an Acquiring Person."

         3. The definition of "Continuing Director" as set forth in Section 1(i) of the Rights Agreement is hereby deleted. All references in the Rights Agreement to "Continuing Directors" shall be considered references to the Board. All requirements in the Rights Agreement that certain decisions be made by the Board and a majority of the Continuing Directors shall be requirements that those conditions be made by the Board alone.

         4. Section 2 of the Rights Agreement is hereby modified and amended by deleting from the first sentence thereof the following clause: "and the holders of the Rights (who, in accordance with Section 3 hereof, shall before the Distribution Date also be the holders of the Common Stock."

         5. A new sentence is hereby added to the end of the first  paragraph of
Section 18 of the Rights Agreement that reads as follows: "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, punitive, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

         6. Except as specifically modified by this Amendment, the Rights Agreement shall remain in full force and effect in all respects.

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         IN WITNESS  WHEREOF,  the Company and the Rights  Agent have signed and delivered this Amendment as of the date that appears in its first paragraph.



                                           WATKINS-JOHNSON COMPANY

                                           By:      /s/ W. Keith Kennedy, Jr.
                                                    -------------------------
                                                    W. Keith Kennedy Jr.,
                                                    President and Chief
                                                    Executive Officer



                                           CHASEMELLON SHAREHOLDER
                                            SERVICES, L.L.C.


                                           By:      /s/ Daniel W. Spengel
                                                    -------------------------
                                                    Daniel W. Spengel
                                                    Assistant Vice President


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